Structured Investments Opportunities in U.S. Equities	Free Writing Prospectus Registration Statement No. 333-253385 August 11, 2022 Filed Pursuant to Rule 433

Auto-Callable Trigger PLUS Based on the S&P 500® Index due September 5, 2024 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

This document provides a summary of the terms of Auto-Callable Trigger PLUS. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	September 5, 2024
Underlying index:	The S&P 500® Index (Bloomberg symbol: SPX). For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Early redemption:

If, on the determination date, the determination closing level of the underlying index is greater than or equal to the initial index level, the Auto-Callable Trigger PLUS will be automatically redeemed for an early redemption payment on the third business day following the determination date. No further payments will be made on the Auto-Callable Trigger PLUS once they have been redeemed.

The Auto-Callable Trigger PLUS will not be redeemed if the determination closing level of the underlying index on the determination date is below its initial index level.

Early redemption payment:	The early redemption payment will be an amount equal to $11.265 per Auto-Callable Trigger PLUS.
Determination closing level:	The official closing level on the determination date, as determined by the calculation agent.
Determination date*:	September 7, 2023, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Payment at maturity:

If the final index level is greater than the initial index level:

If the final index level is less than or equal to the initial index level but greater than or equal to the trigger level:

If the final index level is less than the trigger level:

(i) $10 + the leveraged upside payment (ii) $10 (iii) $10 x the index performance factor

Leveraged upside payment:	$10 x leverage factor x index percent change
Leverage factor:	125%
Index percent change:	(final index level – initial index level) / initial index level

Index performance factor:	final index level / initial index level
Trigger level:	75% of the initial index level
Valuation date*:	August 30, 2024
Initial index level:	The official closing level of the underlying index on the pricing date.
Final index level:	The official closing level of the underlying index on the valuation date.
Principal amount:	$10 per Auto-Callable Trigger PLUS
Issue price:	$10 per Auto-Callable Trigger PLUS
Pricing date*:	On or about August 31, 2022
Original issue date*:	On or about September 6, 2022 (3 business days after the pricing date)
Estimated initial value:

The estimated initial value of the Auto-Callable Trigger PLUS on the pricing date is expected to be between $9.165 and $9.665 per Auto-Callable Trigger PLUS, which will be less than the price to public. The market value of the Auto-Callable Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.

CUSIP / ISIN:	40439N478 / US40439N4786
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465922089208/tm2222821d35_fwp.htm

Hypothetical Payout at Maturity (if the Auto-Callable Trigger PLUS have not previously been redeemed)
Change in the underlying index	Return on the Auto-Callable Trigger PLUS
+40%	$15.00
+30%	$13.75
+20%	$12.50
+10%	$11.25
0%	$10.00
-10%	$10.00
-20%	$10.00
-25%	$10.00
-26%	$7.40
-40%	$6.00
-50%	$5.00
-60%	$4.00
-70%	$3.00
-80%	$2.00
-90%	$1.00
-100%	$0

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Auto-Callable Trigger PLUS.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the Auto-Callable Trigger PLUS, including a more complete description of the risks relating to the Auto-Callable Trigger PLUS. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Auto-Callable Trigger PLUS

•	Auto-Callable Trigger PLUS do not pay interest and may result in a loss.
•	If the Auto-Callable Trigger PLUS are called prior to maturity, the appreciation potential of the Auto-Callable Trigger PLUS is limited by the early redemption payment.
•	The Auto-Callable Trigger PLUS may be called prior to the maturity date.
•	The amount payable on the Auto-Callable Trigger PLUS is not linked to the level of the underlying index at any time other than on the valuation date.
•	Investing in the Auto-Callable Trigger PLUS is not equivalent to investing in the securities included in the underlying index.

General Risk Factors

•	Credit risk of HSBC USA Inc.
•	The estimated initial value of the Auto-Callable Trigger PLUS, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Auto-Callable Trigger PLUS in the secondary market, if any.
•	The price of your Auto-Callable Trigger PLUS in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your Auto-Callable Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Auto-Callable Trigger PLUS.
•	The Auto-Callable Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
•	The market price will be influenced by many unpredictable factors.
•	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Auto-Callable Trigger PLUS.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Auto-Callable Trigger PLUS.
•	The Auto-Callable Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Auto-Callable Trigger PLUS —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the Auto-Callable Trigger PLUS, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.